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May 31, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Commissioners:
We have read the statements made by DundeeWealth Funds (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of DundeeWealth Funds dated May 31, 2011. We agree with the statements concerning our Firm in such Form N-SAR.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP



PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700,
2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330 3000, F: (267) 330 3300, www.pwc.com/us